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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005, except for Note 25, which is as of November 14, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Prentiss Properties Trust, which appears in the Current Report on Form 8-K of Brandywine Realty Trust dated December 14, 2005.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
January 18, 2006